Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2017, with respect to the consolidated financial statements of Titan Energy, LLC and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cleveland, Ohio

May 1, 2017